Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 27, 2016 (except for Note 19 as to which the date is August 11, 2016), relating to the financial statements of Vista Outdoor Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the financial statements being derived from the consolidated financial statements and accounting records of Alliant Techsystems Inc. and certain expense allocations from Alliant Techsystems Inc. corporate functions through February 8, 2015) appearing in the Current Report on Form 8-K of the Company dated August 11, 2016, our report dated May 27, 2016, relating to the effectiveness of Vista Outdoor Inc.’s internal control over financial reporting, appearing in the annual report on form 10-K of Vista Outdoor Inc. and subsidiaries for the year ended March 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

October 31, 2016